Exhibit 3.1

EXECUTION VERSION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DECIPHER BIOSCIENCES, INC.

Tina S. Nova, Ph.D. hereby certifies that:

ONE: The original name of this corporation is GenomeDx Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 11, 2018.

TWO: She is the duly elected and acting Chief Executive Officer of DECIPHER BIOSCIENCES, INC., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

I.

The name of this corporation is DECIPHER BIOSCIENCES, INC. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 1209 Orange Street, Corporation Trust Center, City of Wilmington, County of New Castle, 19801, and the name of the registered agent of this Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 94,878,864 shares, 53,069,609 shares of which shall be Common Stock (the “Common Stock”) and 41,809,255 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. 1,889,506 of the authorized shares of Preferred Stock are hereby designated “Series 1 Preferred Stock” (the “Series 1 Preferred”), 14,382,061 of the authorized shares of Preferred Stock are hereby designated “Series 2 Preferred Stock” (the “Series 2 Preferred”), 19,570,000 of the authorized shares of Preferred Stock are hereby designated “Series 3 Preferred Stock” (the “Series 3 Preferred”), and 5,967,688 of the authorized shares of Preferred Stock are hereby designated “Series 4 Preferred Stock” (the “Series 4 Preferred” and together with the Series 1 Preferred, the Series 2 Preferred and the Series 3 Preferred the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Series 4 Preferred. The holders of Series 4 Preferred Stock shall be entitled to receive, out of funds legally available therefor, cash dividends at the rate per annum equal to 8.0% of the Original Issue Price (as defined below) of the Series 4 Preferred (the “Series 4 Dividend Amount”); provided, however, that (i) the Series 4 Dividend Amount shall be payable only when, as and if declared by the Board of Directors of the Company (the “Board”), (ii) any rights of the holders of Series 4 Preferred to any Series 4 Dividend Amount shall be noncumulative and (iii) any rights of the holders of Series 4 Preferred to any Series 4 Dividend Amount shall be subject to certain rights of holders of Series Preferred set forth in the following sentence. Subject to the rights of the holders of shares of Series 3 Preferred, Series 2 Preferred and Series 1 Preferred entitled to receive Accruing Series 3 Dividends, Accruing Series 2 Dividends and Accruing Series 1 Dividends (each as defined below), respectively, pursuant to this Section IV.D.1, the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than (i) dividends on shares of Common Stock payable in shares of Common Stock and (ii) dividends declared, paid or set aside pari passu among the holders of Series 4 Preferred and Series 3 Preferred then outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled), unless (in addition to the obtaining of any consents required by law or elsewhere in this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”)) the holders of the Series 4 Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 4 Preferred in an amount at least equal to the greater of (i) the Series 4 Dividend Amount, and (ii) (A) in the case of a dividend on shares of Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series 4 Preferred as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into shares of Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series 4 Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series 4 Preferred determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock of the Company by the original issuance price of such class or series of shares of capital stock of the Company (subject to appropriate proportional adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Original Issue Price of the Series 4 Preferred; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on more than one class or series of shares of capital stock of the

Company, the dividend payable to the holders of Series 4 Preferred pursuant to this Section IV.D.1(a) shall be calculated based upon the dividend on the class or series of shares that would result in the highest Series 4 Preferred dividend.

(b) Series 3 Preferred. From and after the date of the issuance of any shares of Series 3 Preferred, cash dividends at the rate per annum of 12.0% of the Original Issue Price of the Series 3 Preferred shall accrue on the outstanding shares of Series 3 Preferred (the “Accruing Series 3 Dividends”). Accruing Series 3 Dividends shall accrue from day to day on the outstanding shares of Series 3 Preferred commencing on the date of the issuance thereof, whether or not declared, and shall be cumulative; provided, however, that except as and when declared by the Board as set forth in the following sentence of this Section IV.D.1(b), such Accruing Series 3 Dividends shall be payable only as set forth below in this Section IV.D.1(b) at the time of a Liquidation Event (as defined in Section IV.D.3) or upon redemption in accordance with Section IV.D.3(f) or Section IV.D.5, as applicable. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than (i) dividends on shares of Common Stock payable in shares of Common Stock and (ii) dividends declared, paid or set aside pari passu among the holders of Series 4 Preferred and Series 3 Preferred then outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled) unless (in addition to the obtaining of any consents required by law or elsewhere in this Certificate of Incorporation) the holders of the Series 3 Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 3 Preferred in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Series 3 Dividends then accrued on such share of Series 3 Preferred and not previously paid and (ii) (A) in the case of a dividend on shares of Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series 3 Preferred as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into shares of Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series 3 Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series 3 Preferred determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock of the Company by the original issuance price of such class or series of shares of capital stock of the Company (subject to appropriate proportional adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Original Issue Price of the Series 3 Preferred; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on more than one class or series of shares of capital stock of the Company, the dividend payable to the holders of Series 3 Preferred pursuant to this Section IV.D.1(b) shall be calculated based upon the dividend on the class or series of shares that would result in the highest Series 3 Preferred dividend.

(c) Series 2 Preferred. From and after the date of the issuance of any shares of Series 2 Preferred, cash dividends at the rate per annum of 8.0% of the Original Issue Price of the Series 2 Preferred shall accrue on the outstanding shares of Series 2 Preferred (the “Accruing Series 2 Dividends”). Accruing Series 2 Dividends shall accrue from day to day on the outstanding shares of Series 2 Preferred commencing on the date of the issuance thereof, whether or not declared, and shall be cumulative; provided, however, that except as and when declared by the Board as set forth in the following sentence of this Section IV.D.1(c), such Accruing Series 2 Dividends shall, subject to the rights of the holders of shares of Series 3 Preferred, be payable only as set forth below in this Section IV.D.1(c) at the time of a Liquidation Event or upon redemption in accordance with Section IV.D.3(f). Subject to the rights of the holders of shares of Series 4 Preferred (except with respect to the Accruing Series 2 Dividends), Series 3 Preferred and any other class or series of shares of the Company entitled to receive dividends in priority to or concurrently with the holders of shares of Series 2 Preferred, the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock), unless (in addition to the obtaining of any consents required by law or elsewhere in this Certificate of Incorporation) the holders of the Series 2 Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 2 Preferred in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Series 2 Dividends then accrued on such share of Series 2 Preferred and not previously paid and (ii) (A) in the case of a dividend on shares of Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series 2 Preferred as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into shares of Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series 2 Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series 2 Preferred determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock of the Company by the original issuance price of such class or series of shares of capital stock of the Company (subject to appropriate proportional adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Original Issue Price of the Series 2 Preferred; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on more than one class or series of shares of capital stock of the Company, the dividend payable to the holders of Series 2 Preferred pursuant to this Section IV.D.1(c) shall be calculated based upon the dividend on the class or series of shares that would result in the highest Series 2 Preferred dividend.

(d) Series 1 Preferred. From and after the date of the issuance of any shares of Series 1 Preferred, cash dividends at the rate per annum of 6.0% of the Original Issue Price of the Series 1 Preferred shall accrue on the outstanding shares of Series 1 Preferred (the “Accruing Series 1 Dividends”). Accruing Series 1 Dividends shall accrue from day to day on the outstanding shares of Series 1 Preferred commencing on the date of the issuance thereof, whether or not declared, and shall be cumulative; provided, however, that except as and when declared by the Board as set forth in the following sentence of this Section IV.D.1(d), such Accruing Series 1 Dividends shall, subject to the rights of the holders of shares of Series 3 Preferred and Series 2 Preferred, be payable only as set forth below in this Section IV.D.1(d) at the time of a Liquidation Event or upon redemption in accordance with Section IV.D.3(f). Subject to the rights of the holders of shares of Series 4 Preferred (except with respect to the Accruing Series 1 Dividends), Series 3 Preferred, Series 2 Preferred and any other class or series of shares of the Company entitled to receive dividends in priority to or concurrently with the holders of shares of Series 1 Preferred, the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock), unless (in addition to the obtaining of any consents required by law or elsewhere in this Certificate of Incorporation) the holders of the Series 1 Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 1 Preferred in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Series 1 Dividends then accrued on such share of Series 1 Preferred and not previously paid and (ii) (A) in the case of a dividend on shares of Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series 1 Preferred as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into shares of Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series 1 Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series 1 Preferred determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock of the Company by the original issuance price of such class or series of shares of capital stock of the Company (subject to appropriate proportional adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Original Issue Price of the Series 1 Preferred; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on more than one class or series of shares of capital stock of the Company, the dividend payable to the holders of Series 1 Preferred pursuant to this Section IV.D.1(d) shall be calculated based upon the dividend on the class or series of shares that would result in the highest Series 1 Preferred dividend.

(e) The “Original Issue Price” (i) of the Series 4 Preferred shall be $2.171 per share, (ii) of the Series 3 Preferred shall be $1.086 per share, (iii) of the Series 2 Preferred shall be $1.086 per share and (iv) of the Series 1 Preferred shall be $1.086 per share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Certificate of Incorporation (the “Filing Date”)).

(f) For the avoidance of doubt, if the Company pays any dividends on any shares of Series Preferred, such dividends shall be paid in the following order of priority: (i) first, all unpaid Accruing Series 3 Dividends shall be paid in full; (ii) second, all unpaid Accruing Series 2 Dividends shall be paid in full; (iii) third, all unpaid Accruing Series 1 Dividends shall be paid in full; (iv) fourth, all unpaid dividends on shares of Series 4 Preferred and Series 3 Preferred shall be paid in full on a pari passu basis; (v) fifth, all unpaid dividends on shares of Series 2 Preferred shall be paid in full; and (vi) finally, all unpaid dividends on shares of Series 1 Preferred shall be paid in full.

(g) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth in Sections IV.D.1(a), Sections IV.D.1(b), IV.D.1(c) and IV.D.1(d), as applicable, on the Series 4 Preferred, the Series 3 Preferred, Series 2 Preferred and Series 1 Preferred, respectively, shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at the lower of the original purchase price or the then-current fair market value thereof upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Section IV.D.3.

(h) The provisions of Sections IV.D.1(g) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section IV.D.4(f) are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Majority Preferred Directors (as defined below in Section IV.D.2(d)).

(i) A distribution to the Company’s stockholders may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).

2.	VOTING RIGHTS.

(a) General Rights. Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section IV.D.4(a)) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Series Preferred if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

(b) Separate Vote of Series 4 Preferred and Series 3 Preferred. At any time when shares of Series 4 Preferred and/or Series 3 Preferred are outstanding, the Company shall not (and shall cause its direct and indirect subsidiaries not to), either directly or indirectly by way of an amendment, merger, consolidation, recapitalization or other form of business combination or similar corporate transaction or otherwise, do any of the following without (in addition to any other vote or consent required herein or by law) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series 4 Preferred and Series 3 Preferred (the “Series 3-4 Requisite Holders”) given in writing or by vote at a meeting, consenting or voting (as the case may be) as a single class on an as-converted basis, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) authorize any Liquidation Event or any transaction or series of related transactions in which more than 50% of the voting power of the Company is transferred;

(ii) amend, alter or repeal of any provision of this Certificate of Incorporation or the bylaws of the Company in a manner that is adverse to the shares of Series 4 Preferred or Series 3 Preferred;

(iii) create, or authorize the creation of, any class or series of capital stock having priority over, or ranking on parity with, the Series 4 Preferred or Series 3 Preferred as to the payment of dividends, whether in cash or in kind, or the payment or distribution of assets upon liquidation or dissolution, voluntary or involuntary, of the Company or upon a Liquidation Event;

(iv) increase or decrease the authorized number of shares of Preferred Stock or any series thereof;

(v) (a) reclassify, alter or amend any existing security of the Company that is pari passu with the Series 4 Preferred or Series 3 Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series 4 Preferred or Series 3 Preferred in respect of any such right, preference or privilege, or (b) reclassify, alter or amend any existing security of the Company that is junior to the Series 4 Preferred or Series 3 Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series 4 Preferred or Series 3 Preferred in respect of any such right, preference or privilege;

(vi) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company, other than (a) repurchases of Common Stock pursuant to agreements existing as of July 20, 2018, (b) repurchases of Common Stock pursuant to stock agreements with employees or consultants entered into after July 20, 2018 at the lower of the original purchase price or the then-current fair market value thereof, or (c) as otherwise approved by the Board, including the Majority Preferred Directors;

(vii) create or establish any new employee stock option plan, employee stock purchase plan, employee restricted stock plan or other similar equity incentive plan or arrangement or increase the number of shares of the Company reserved for issuance thereunder or under the 2018 Equity Incentive Plan of the Company, unless otherwise approved by the Board, including the Majority Preferred Directors;

(viii) create or hold shares of capital stock of any subsidiary that is not a wholly owned subsidiary (either directly or through one or more other subsidiaries) or sell,

transfer or otherwise dispose of any shares of any subsidiary or permit any subsidiary to sell, lease, exclusively license or otherwise dispose of all or substantially all of any assets of such subsidiary;

(ix) increase or decrease the authorized number of directors of the Company;

(x) acquire, by purchase, plan of arrangement, merger or otherwise, any other entity;

(xi) register any securities of the Company under the Securities Act of 1933, as amended, other than any registration initiated pursuant to Section 2 of that certain Amended and Restated Investors’ Rights Agreement dated on or about the date hereof, as may be amended from time to time, by and among the Company and each of the investors listed on Schedule A thereto;

(xii) enter into any agreement or arrangement with an affiliate of the Company (other than an affiliate that is a wholly owned subsidiary of the Company), except as approved by the Board, including the Majority Preferred Directors; or

(xiii) change of the Company’s independent public accounting firm, except as approved by the Board, including the Majority Preferred Directors.

(c)	Election of Board of Directors.

(i) The holders of Series 3 Preferred, exclusively and as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director (the “Preferred Directors”). As used in this Certificate of Incorporation, “Majority Preferred Directors” means a majority of the Preferred Directors then in office. The rights of the holders of the Series 3 Preferred under the first sentence of this Section IV.D.2(c)(i) shall terminate on the first date on which there are no issued and outstanding shares of Series 3 Preferred.

(ii) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) Notwithstanding the foregoing, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or upon any Deemed Liquidation Event (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in a Deemed Liquidation Event) for each share of Series Preferred held by them, as follows:

(i) The holders of Series 4 Preferred and Series 3 Preferred shall be entitled to receive, on a pari passu basis, in preference to the holders of Series 2 Preferred, the holders of Series 1 Preferred and the holders of Common Stock, an amount per share of Series 4 Preferred equal to one (1) times the Original Issue Price of the Series 4 Preferred plus all declared but unpaid dividends on the Series 4 Preferred (the “Series 4 Liquidation Preference”) or, if greater, such amount per share of Series 4 Preferred as the holders thereof would have been entitled to receive had all shares of Series 4 Preferred (and, if applicable, all other shares of Series Preferred in accordance with the “greater of” provisions applicable to each such series under Section IV.D.3) been converted into Common Stock pursuant to Section IV.D.4(a) immediately prior to such

Liquidation Event (the greater of the two amounts, the “Series 4 Liquidation Amount”) and an amount per share of Series 3 Preferred equal to two (2) times the Original Issue Price of the Series 3 Preferred plus all accrued but unpaid Accruing Series 3 Preferred Dividends thereon, whether or not declared, and all other declared but unpaid dividends on the Series 3 Preferred (the “Series 3 Liquidation Preference”) or, if greater, such amount per share of Series 3 Preferred as the holders thereof would have been entitled to receive had all shares of Series 3 Preferred (and, if applicable, all other shares of Series Preferred in accordance with the “greater of” provisions applicable to each such series under Section IV.D.3) been converted into Common Stock pursuant to Section IV.D.4(a) immediately prior to such Liquidation Event (the greater of the two amounts, the “Series 3 Liquidation Amount”). If, upon any such Liquidation Event, the assets of the Company (or consideration) shall be insufficient to make payment in full to all holders of Series 4 Preferred of the Series 4 Liquidation Preference and to all holders of Series 3 Preferred of the Series 3 Liquidation Preference, then such assets (or consideration) shall be distributed pari passu among the holders of Series 4 Preferred and Series 3 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(ii) After payment in full of the Series 4 Liquidation Preference (if the Series 4 Liquidation Preference is the Series 4 Liquidation Amount) and the Series 3 Liquidation Preference (if the Series 3 Liquidation Preference is the Series 3 Liquidation Amount), the holders of Series 2 Preferred shall be entitled to receive, in preference to the holders Series 1 Preferred and the holders of Common Stock, an amount per share of Series 2 Preferred equal to the Original Issue Price of the Series 2 Preferred plus all accrued but unpaid Accruing Series 2 Preferred Dividends thereon, whether or not declared, and all other declared but unpaid dividends on the Series 2 Preferred (the “Series 2 Liquidation Preference”) or, if greater, such amount per share of Series 2 Preferred as the holders thereof would have been entitled to receive had all shares of Series 2 Preferred (and, if applicable, all other shares of Series Preferred in accordance with the “greater of” provisions applicable to each such series under Section IV.D.3) been converted into Common Stock pursuant to Section IV.D.4(a) immediately prior to such Liquidation Event (the greater of the two amounts, the “Series 2 Liquidation Amount”). If, upon any such Liquidation Event, the assets of the Company (or consideration) shall be insufficient to make payment in full to all holders of Series 2 Preferred of the Series 2 Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series 2 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(iii) After payment in full of the Series 4 Liquidation Preference (if the Series 4 Liquidation Preference is the Series 4 Liquidation Amount), the Series 3 Liquidation Preference (if the Series 3 Liquidation Preference is the Series 3 Liquidation Amount) and the Series 2 Liquidation Preference (if the Series 2 Liquidation Preference is the Series 2 Liquidation Amount), the holders of Series 1 Preferred shall be entitled to receive, in preference to the holders of Common Stock, an amount per share of Series 1 Preferred equal to all accrued but unpaid Accruing Series 1 Preferred Dividends thereon, whether or not declared, and all other declared but unpaid dividends on the Series 1 Preferred (the “Series 1 Liquidation Preference” and together with the Series 2 Liquidation Preference, the Series 3 Liquidation Preference and the Series 4 Liquidation Preference, the “Series Preferred Liquidation Preferences”) or, if greater, such amount per share of Series 1 Preferred as the holders thereof would have been entitled to receive had all shares of Series 1 Preferred (and, if applicable, all other shares of Series Preferred in accordance with the “greater of” provisions applicable to each such series under Section IV.D.3)

been converted into Common Stock pursuant to Section IV.D.4(a) immediately prior to such Liquidation Event (the greater of the two amounts, the “Series 1 Liquidation Amount” and together with the Series 2 Liquidation Amount, the Series 3 Liquidation Amount, and the Series 4 Liquidation Amount, the “Series Preferred Liquidation Amounts”). If, upon any such Liquidation Event, the assets of the Company (or consideration) shall be insufficient to make payment in full to all holders of Series 1 Preferred of the Series 1 Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series 1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of all Series Preferred Liquidation Preferences in full (to the extent such Series Preferred Liquidation Preferences are the Series Preferred Liquidation Amounts), the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in a Deemed Liquidation Event), if any, shall be distributed ratably to (i) the holders of the Common Stock based on the number of shares held by each such holder, or (ii) to the extent the Series Preferred Liquidation Preference for a series of Series Preferred is less than the Series Preferred Liquidation Amount for such series of Series Preferred, to the holders of each such series of Series Preferred and the holders of Common Stock, on an as-converted to Common Stock basis.

(c) For purposes of this Certificate of Incorporation, each of the following events shall be considered a “Deemed Liquidation Event” unless the Series 3-4 Requisite Holders elect otherwise by written notice sent to the Company at least 20 days prior to the effective date of any such event:

(i) a merger or consolidation in which (each, an “Acquisition”)

(A)	the Company is a constituent party or

(B)	a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section IV.D.3, all shares of Common Stock issuable upon exercise of Options (as defined in Section IV.D.4) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined in Section IV.D.4) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company (an “Asset Transfer”).

(d) The Company shall not have the power to effect a Deemed Liquidation Event unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section IV.D.3.

(e) In the event of a Deemed Liquidation Event, if the amount deemed paid or distributed under this Section IV.D.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(i) For securities not subject to investment letters or other similar restrictions on free marketability:

(A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction;

(B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, including the Majority Preferred Directors.

(ii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (i) above so as to reflect the approximate fair market value thereof.

(f) In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the Agreement shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections IV.D.3(a) and IV.D.3(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections IV.D.3(a) and IV.D.3(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(g) In the event of a Deemed Liquidation Event referred to in Section IV.D.3(c)(i)(B) or Section IV.D.3(c)(ii), if the Company does not effect a dissolution of the Company under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Company shall send a written notice to each holder of Series Preferred no later than the ninetieth (90th) day after the Deemed Liquidation Event (provided, notwithstanding the foregoing, in the case of such a written notice to the holders of Series 1 Preferred, Series 2 Preferred and Series 4 Preferred, the Company shall send such written notice to such holders no earlier than the later of (x) the date on which there ceases to be any shares of Series 3 Preferred outstanding and (y) the ninetieth (90th) day after the Deemed Liquidation Event) advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series Preferred, and (ii) (A) with respect to the Series 4 Preferred and Series 3 Preferred, if the Series 3-4 Requisite Holders so request in a written instrument delivered to the Company not later than 30 days after receipt of such notice (the “Series 3-4 Redemption Request”), (B) with respect to the Series 2 Preferred, if the holders of a majority of the then outstanding shares of Series 2 Preferred so request in a written instrument delivered to the Company not later than 30 days after receipt of such notice (the “Series 2 Redemption Request”) and (C) with respect to the Series 1 Preferred, if the holders of a majority of the then outstanding shares of Series 1 Preferred so request in a written instrument delivered to the Company not later than 30 days after receipt of such notice (the “Series 1 Redemption Request” and together with the Series 2 Redemption Request and Series 3-4 Redemption Request, the “Redemption Requests”), the Company shall use the consideration received by the Company from such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on or before the thirtieth (30th) day after the Company’s receipt of the applicable Redemption Request, to redeem all outstanding shares of Series Preferred of each series that has submitted a Redemption Request to the Company, at a price per share equal to the applicable Series Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series Preferred of each series that has submitted a Redemption Request, the Company shall effect the redemptions in the following order of priority (with appropriate modifications in the event the holders of Series 1 Preferred and/or Series 2 Preferred have not submitted a Redemption Request): (1) first, the Company shall redeem each holder’s shares of Series 3 Preferred and Series 4 Preferred pari passu to the fullest extent of such Available Proceeds, and ratably among the holders of Series 3 Preferred and Series 4 Preferred if the Available Proceeds are not sufficient to redeem all outstanding shares of Series 3 Preferred and Series 4 Preferred, (2) second, the Company shall redeem each holder’s shares of Series 2 Preferred to the fullest extent of such Available Proceeds remaining after effecting the redemption of the Series 3 Preferred and Series 4 Preferred, and ratably among the holders of Series 2 Preferred if the Available Proceeds are not sufficient to redeem all outstanding shares of Series 2 Preferred, (3) third, the Company shall redeem each holder’s shares of Series 1 Preferred to the fullest extent of the Available Proceeds remaining after effecting the redemption of the Series 3 Preferred, the Series 4 Preferred and the Series 2 Preferred, and ratably among the holders of Series 1 Preferred if such remaining Available Proceeds are not sufficient to redeem all outstanding shares of Series 1 Preferred, and (4) fourth, the Company shall redeem the remaining shares of Series Preferred not redeemed pursuant to the foregoing (in the same orders of priority for each series of Series Preferred) as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section IV.D.3(g), the Company shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except: to discharge expenses incurred in connection with such Deemed Liquidation Event; in the ordinary course of business; or as required in connection with Section IV.D.3(a), (b) or (f). The provisions of Section IV.D.5 will apply with such necessary changes required by the context to the redemption of the shares of Series Preferred pursuant to this Section IV.D.3(g).

4. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section IV.D.4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. Except as otherwise provided in Section IV.D.4(l), the number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series Preferred Conversion Rate then in effect (determined as provided in Section IV.D.4(b)) for such series of Series Preferred by the number of shares of such series of Series Preferred being converted. For the avoidance of doubt, any determination under this Certificate of Incorporation as to the number of shares of Common Stock outstanding on an “as-if converted basis,” “as-if converted to Common Stock basis” or any other similar determination, shall, with respect to the then-outstanding shares of Preferred Stock, reflect the number of shares of Common Stock into which such shares of Preferred Stock may be converted pursuant to this Section IV.D.4(a).

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the applicable series of Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of such series of Series Preferred by the Series Preferred Conversion Price of such series of Series Preferred, calculated as provided in Section IV.D.4(c).

(c) Series Preferred Conversion Price. As of the Filing Date, the conversion price for each series of Series Preferred shall initially be the Original Issue Price of such series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV.D.4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section IV.D.4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Filing Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of a series of Series Preferred, the Series Preferred Conversion Price for such series of Series Preferred in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of a series of Series Preferred, the Series Preferred Conversion Price for such series of Series Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section IV.D.4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series Preferred Conversion Price for each series of Series Preferred then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price shall be adjusted by multiplying the Series Preferred Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Series Preferred Conversion Price shall be adjusted pursuant to this Section IV.D.4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If, at any time or from time to time on or after the Filing Date, the Common Stock issuable upon the conversion of a series of Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section IV.D.3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section IV.D.4), in any such event each share of such series of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of such series of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section IV.D.4 with respect to the rights of the holders of such series of Series Preferred after the capital reorganization to the end that the provisions of this Section IV.D.4 (including adjustment of the Series Preferred Conversion Price for such series of Series Preferred then in effect and the number of shares issuable upon conversion of such series of Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section IV.D.4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections IV.D.4(e), IV.D.4(f) or IV.D.4(g), for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price for the:

(A) Series 3 Preferred (a “Series 3 Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for the Series 3 Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to the consideration per share received by the Company for such issuance or sale, or deemed issuance or sale, of the Additional Shares of Common Stock; provided that if issuance or sale, or deemed issuance or sale, was without consideration, then the Company shall be deemed to have received $0.01 of consideration for each Additional Share of Common Stock issued or deemed to be issued.

(B) Series 4 Preferred (a “Series 4 Qualifying Dilutive Issuance” and together with the Series 3 Qualifying Dilutive Issuance, a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for the Series 4 Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(1) “CP2” shall mean the Series Preferred Conversion Price for the Series 4 Preferred in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock.

(2) “CP1” shall mean the Series Preferred Conversion Price for the Series 4 Preferred in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock.

(3) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Series 4 Preferred) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue).

(4) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1).

(5) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(ii) For the avoidance of doubt, there shall be no reduction to the Series Preferred Conversion Price for the Series 1 Preferred or the Series 2 Preferred pursuant to this Section IV.D.4(h).

(iii) For the purpose of making any adjustment required under this Section IV.D.4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section IV.D.4(h), if the Company issues or sells (x) evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock (including, without limitation, the Series Preferred), but excluding Options (collectively, “Convertible Securities”) or (y) rights, options or warrants to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities (“Options”), and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities plus:

(A) in the case of such Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of Options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities.

(D) No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section IV.D.4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section IV.D.4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than (each, “Exempted Securities”):

(A) shares of Common Stock, Options or Convertible Securities issued upon the conversion of shares of Series Preferred or as a dividend or distribution on shares of Series Preferred;

(B) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, subdivision or other distribution on shares of Common Stock that is covered by Section IV.D.4(e), Section IV.D.4(f) or Section IV.D.4(g) above;

(C) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to any equity incentive or stock option plan of the Company in effect as of the Filing Date or pursuant to any plan, agreement or arrangement approved by the Board, including the Majority Preferred Directors, after the Filing Date;

(D) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options outstanding as of the Filing Date, or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities outstanding as of the Filing Date, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(E) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including the Majority Preferred Directors;

(F) shares of Common Stock, Options or Convertible Securities issued in connection with acquisitions and strategic transactions approved by the Board, including the Majority Preferred Directors;

(G) shares of Common Stock, Options or Convertible Securities issued in connection with a Qualified Initial Public Offering (as defined below); and

(H) shares of Common Stock, Options or Convertible Securities where the issue or issuance of such shares of Common Stock, Options or Convertible Securities was approved by the Series 3-4 Requisite Holders.

No adjustment in the Conversion Price of (i) the Series 3 Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of a majority of the then outstanding shares of Series 3 Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock, and (ii) the Series 4 Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of a majority of the then outstanding shares of Series 4 Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

References to Common Stock in the subsections of this Section IV.D.4(h)(v) shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section IV.D.4(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section IV.D.4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section IV.D.4(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price of a series of Series Preferred shall be reduced to the Series Preferred Conversion Price of such series of Series Preferred that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of such series of Series Preferred, if the applicable series of Series Preferred is then convertible pursuant to this Section IV.D.4, the Company, upon the request of a holder of such series of Series Preferred, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of such series of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of such series of Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section IV.D.3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the Series 3-4 Requisite Holders) a notice by first class mail, postage prepaid, specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion; Adjustment for Initial Public Offering.

(i) Automatic Conversion.

(A) Each share of each series of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price of such series of Series Preferred, (A) at any time upon the affirmative election of the Series 3-4 Requisite Holders, or (B) immediately upon the closing of the sale of shares of Common Stock to the public at a price equal to or greater than the Original Issue Price of the Series 4 Preferred, in an underwritten public offering resulting in at least $40,000,000 of gross proceeds to the Company (a “Qualified Initial Public Offering”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section IV.D.4(d).

(B) Upon the occurrence of either of the events specified in Section IV.D.4(k)(i)(A), the outstanding shares of each series of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section IV.D.4(d).

(ii) Adjustment for Initial Public Offering. In the event of a Qualified Initial Public Offering in which the price per share of Common Stock sold to the public results in a Company valuation as of immediately prior to the closing of the Qualified Initial Public Offering (calculated by multiplying the public offering price per share by the number of shares of Common Stock outstanding immediately prior to the closing of the Qualified Initial Public Offering, on a fully diluted, as-converted basis) of less than $150,000,000, the Series Preferred Conversion Rate of the Series 3 Preferred and the Series 4 Preferred in effect immediately prior the completion of such Qualified Initial Public Offering shall be increased to 2.0.

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section IV.D.4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5. REDEMPTION.

(a) The Company shall be required to redeem the shares of Series 3 Preferred as follows:

(i) At any time on or after March 29, 2024 but prior to the consummation of a Qualified Initial Public Offering, the holders of a majority of the then outstanding shares of Series 3 Preferred may require the Company, to the extent it may lawfully do so, to redeem all of the then outstanding Series 3 Preferred by providing the Company a written instrument, requesting the redemption of the outstanding shares of Series 3 Preferred (the “Redemption Instrument”) in which case, the following procedures and the procedures set forth in Section IV.D.5(b)-(d) shall be applicable to such redemption (and such redemption procedures in Section IV.D.5(b)-(d) shall also apply to any redemption effected pursuant to Section IV.D.3(f), with all necessary changes):

(A) The Company shall redeem all outstanding shares of Series 3 Preferred at a price per share equal to the Original Issue Price of the Series 3 Preferred plus all accrued but unpaid Accruing Series 3 Dividends (the “Redemption Amount”) to the extent legally permitted by applicable law, provided that, if the available funds are not sufficient to redeem all outstanding shares of the Series 3 Preferred, or if the directors of the Company determine that such redemption would render the Company insolvent after such redemption, or would be contrary to the solvency requirements or other provisions of applicable law, the Company will only redeem such shares of Series 3 Preferred to the extent of the maximum number that may be so redeemed as would not be contrary to such requirements or other provisions as determined by the directors of the Company.

(B) The Company will redeem the shares of Series 3 Preferred on a date not later than the 60th day after the delivery of the Redemption Instrument to the Company, which date shall be specified in a notice given by the Company to each person holding shares of the Series 3 Preferred to be redeemed at least 10 days prior to the proposed redemption. Such notice may be given to the last address of such person as it appears on the books of the Company. The accidental failure to give such notice to any person will not affect the validity of the redemption as to any other holders.

(b) A notice given by the Company to each holder of shares of Series 3 Preferred to be redeemed pursuant to the Redemption Instrument is referred to herein as a “Redemption Notice”. The date fixed by the Company for redemption in the Redemption Notice is referred to as the “Redemption Date. On or prior to the Redemption Date, each holder of shares of Series 3 Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Amount of such shares of Series 3 Preferred shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Amount or the Company is unable to pay the Redemption Amount due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series 3 Preferred (except the right to receive the Redemption Amount without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series 3 Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series 3 Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(c) If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at a Redemption Date, then it shall so notify the holders of Series 3 Preferred and shall redeem the shares of Series 3 Preferred pro rata (based on the portion of the aggregate Redemption Amount payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available; provided, that the Company shall not be obligated to redeem any additional shares of Series 3 Preferred unless the Company has sufficient funds to redeem at least twenty percent (20%) of the then-outstanding shares of Series 3 Preferred.

(d) In the event of a call for redemption of any shares of Series 3 Preferred, the Conversion Rights (as defined in Section IV.D.4) for the Series 3 Preferred shall terminate as to the shares designated for redemption at the close of business on the applicable Redemption Date, unless default is made in payment of the Redemption Amount.

6. WAIVER

Except as otherwise expressly provided herein or as would not be permissible under Delaware law, any of the rights, powers, preferences and other terms of the Series 3 Preferred and the Series 4 Preferred set forth herein may be waived on behalf of all holders of Series 3 Preferred and Series 4 Preferred by the affirmative written consent or vote of the Series 3-4 Requisite Holders (a “Series 3-4 Waiver”). Excluding a Series 3-4 Waiver and except as otherwise expressly provided herein or as would not be permissible under Delaware law, any of the rights, powers, preferences and other terms of the Series 4 Preferred set forth herein may be waived on behalf of all holders of Series 4 Preferred by the affirmative written consent or vote of a majority of the then outstanding shares of Series 4 Preferred. Excluding a Series 3-4 Waiver and except as otherwise expressly provided herein or as would not be permissible under Delaware law, any of the rights, powers, preferences and other terms of the Series 3 Preferred set forth herein may be waived on behalf of all holders of Series 3 Preferred by the affirmative written consent or vote of a majority of the then outstanding shares of Series 3 Preferred. Except as otherwise expressly provided herein or as would not be permissible under Delaware law, any of the rights, powers, preferences and other terms of the Series 2 Preferred set forth herein may be waived on behalf of all holders of Series 2 Preferred by the affirmative written consent or vote of a majority of the then outstanding shares of Series 2 Preferred. Except as otherwise expressly provided herein or as would not be permissible under Delaware law, any of the rights, powers, preferences and other terms of the Series 1 Preferred set forth herein may be waived on behalf of all holders of Series 1 Preferred by the affirmative written consent or vote of a majority of the then outstanding shares of Series 1 Preferred.

7. NO REISSUANCE OF SERIES PREFERRED.

Any share or shares of a series of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

V.

A. To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by such law as so amended.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any amendment, repeal or modification of this Article V shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Certificate of Incorporation.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Certificate of Incorporation.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Company’s Bylaws and (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Section VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section VII (including, without limitation, each portion of any sentence of this Section VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

VIII.

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

IX.

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, DECIPHER BIOSCIENCES, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 15th day of May, 2020.

DECIPHER BIOSCIENCES, INC.

By:	/s/ Tina S. Nova, Ph.D.

Name:	Tina S. Nova, Ph.D.

Title:	President and Chief Executive Officer